                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-76054



                                   PROSPECTUS


                            TERREMARK WORLDWIDE, INC.

                                ----------------

                              17,394,822 SHARES OF
                                  COMMON STOCK

                                ----------------

         The selling securityholders named on page 6 may offer for sale up to 17,394,822 shares of our common stock.

         We will not receive any proceeds from the sale of the shares offered.

         Our common stock is listed on the American Stock Exchange under the symbol "TWW." On December 24, 2001, the closing price of the common stock was $0.53 per share.

         These securities involve a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus.

         The selling securityholders may sell, directly or through one or more underwriters, brokers, dealers or agents in one or more transactions in the market, all or a portion of the securities offered. Any underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of shares for whom they may act as agent. This compensation may be in excess of those customary in the types of transactions involved. See "Plan of Distribution."

         This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.











                The date of this Prospectus is February 5, 2002.

                                TABLE OF CONTENTS

Cautionary Note Regarding Forward-Looking Statements..........................i
Prospectus Summary............................................................1
Risk Factors..................................................................2
Use of Proceeds...............................................................5
Selling Stockholders..........................................................6
Plan of Distribution..........................................................8
Legal Matters................................................................10
Experts......................................................................10
Where You Can Obtain Additional Information..................................10
Incorporation by Reference...................................................10






              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain "forward-looking statements" based on our current expectations, assumptions, and estimates about us and our industry. These forward-looking statements involve risks and uncertainties. Words such as "believe," "anticipate," "estimate," "expect," "intend," "plan," "will," "may," and other similar expressions identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described in "Risk Factors" and elsewhere in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


                                       (i)

                               PROSPECTUS SUMMARY

THE COMPANY

         We are a multinational company that provides Internet infrastructure and managed services. We are the owner and operator of the NAP of the Americas, the fifth Tier-1 Network Access Point in the world, and as a result, we have become an internationally recognized Internet infrastructure and managed services provider. The NAP of the Americas, the first TerreNAP(SM) Data Center, and the only carrier-neutral Tier-1 NAP, is located in Miami, Florida and provides peering and colocation and will provide managed services to carriers, Internet service providers, other Internet companies and enterprises.

         The shares being registered consist of:

         - 14,725,822 shares of common stock underlying 13% subordinated convertible debentures due December 31, 2005. Each debenture is convertible at a price per share equal to 120% of the average market price of our common stock for the 20 trading days preceding the date the debenture was purchased. Shares issued upon conversion may not be sold or transferred prior to December 31, 2001. We may prepay the debentures at any time on 15 days' notice;

         - 294,000 shares of common stock underlying 294 shares of our Series H Convertible Preferred Stock. Each share of Series H Convertible Preferred Stock is convertible at any time at the holder's election into 1,000 shares of common stock;

         - 50,000 shares of common stock underlying warrants. The warrants are exercisable at $1.72 per share and expire June 11, 2002;

         - 25,000 shares of common stock underlying warrants. The warrants are exercisable at $2.00 per share and expire June 25, 2003;

         - 300,000 shares of common stock underlying warrants. The warrants are exercisable at $2.00 per share and expire March 21, 2006;

         - 818,000 shares of common stock underlying warrants. The warrants are exercisable at $0.61 per share and expire December 11, 2006;

         - 250,000 shares of common stock underlying warrants. The warrants are exercisable at $2.76 per share and expire November 8, 2008;

         - 32,000 shares of common stock underlying warrants. The warrants are exercisable at $1.72 per share and expire June 11, 2011; and

         - 900,000 shares of common stock underlying options issued to our nine directors. The options are exercisable at $0.67 per share and expire October 18, 2011.


         We were founded in 1982. On April 28, 2000, Terremark Holdings, Inc. completed a reverse merger with AmTec, Inc., a public company. Contemporaneous with the reverse merger we changed our corporate name to Terremark Worldwide, Inc. and adopted "TWW" as our trading symbol on the American Stock Exchange. Historical information of the surviving company is that of Terremark Holdings, Inc.

         Our principal executive office is located at 2601 S. Bayshore Drive, Miami, Florida 33133. Our telephone number is (305) 856-3200.

                                  RISK FACTORS

         These securities are speculative in nature, involve a high degree of risk, and should not be purchased by anyone who cannot afford the loss of his or her entire investment. Prior to making an investment decision with respect to these securities, you should carefully consider, along with the other matters discussed in this prospectus, the risk factors set forth below. If any of the following risks actually occur, our business, financial condition, results of operations and prospects may be seriously harmed and the trading price of our common stock may decline. If any of these things happen, you may lose all or part of your investment.

         THERE IS NO ASSURANCE THAT WE WILL HAVE THE FUNDS NECESSARY TO DISCHARGE OUR OBLIGATIONS ASSOCIATED WITH OUR STRATEGY OF DEVELOPING AND OPERATING TERRENAP(SM) DATA CENTERS, INCLUDING THE NAP OF THE AMERICAS. Our operations continue to evolve as we develop our Internet infrastructure and managed services business. We began offering Internet infrastructure and managed services in 2000. Due to our short operating history, our business model is still evolving. We intend to allocate our financial resources to activities that are consistent with our strategy of developing and operating TerreNAP(SM) Data Centers, including the NAP of the Americas. We have therefore implemented a policy of reducing expenditures in areas that are not consistent with that objective. However, the development of the NAP of the Americas and other TerreNAP(SM) Data Centers will require substantial capital resources. We are exploring various alternatives, including the raising of debt and equity both in private and public markets and obtaining financing from our vendors. In the event that we are unsuccessful in obtaining sufficient financial resources to permit us to fully implement our proposed plans, we will consider various alternatives, including possible joint ventures and reducing the scale or deferring implementation of proposed projects. However, there is no assurance that we will have the funds necessary to discharge our obligations associated with developing the NAP of the Americas or any other TerreNAP(SM) Data Center.

         OUR FAILURE TO GENERATE SUFFICIENT CASH FLOWS OR TO RAISE SUFFICIENT FUNDS MAY REQUIRE US TO DELAY OR ABANDON SOME OR ALL OF OUR DEVELOPMENT AND EXPANSION PLANS OR OTHERWISE FOREGO MARKET OPPORTUNITIES, MAKING IT DIFFICULT FOR US TO GENERATE ADDITIONAL REVENUE AND TO RESPOND TO COMPETITIVE PRESSURES WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT UPON OUR BUSINESS. The deployment of our TerreNAP(SM) Data Center strategy will require us to expend substantial resources for leases, the purchase of real estate, improvements of facilities, purchase of complementary businesses, assets and equipment, implementation of multiple telecommunications connections and hiring of network, administrative, customer support and sales and marketing personnel. In general, we expect that it may take us a significant period of time to select the appropriate location for a new TerreNAP(SM) Data Center, construct the necessary facilities, install equipment and telecommunications infrastructure and hire operations and sales personnel. The failure to generate sufficient cash flows or to raise sufficient funds may require us to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities, making it difficult for us to generate additional revenue and to respond to competitive pressures.

         THE MARKET FOR INTERNET INFRASTRUCTURE SERVICES HAS ONLY RECENTLY BEGUN TO DEVELOP, IS EVOLVING RAPIDLY AND LIKELY WILL BE CHARACTERIZED BY AN INCREASING NUMBER OF MARKET ENTRANTS. There is significant uncertainty regarding whether this market ultimately will prove to be viable or, if it becomes viable, that it will grow. Our future growth, if any, will be dependent on the willingness of carriers to peer and collocate within our facilities, enterprises to outsource the system and network management of their mission-critical Internet operations and our ability to market our services in a cost-effective manner to a sufficiently large number of those potential customers. There can be no assurance that the market for our services will develop, that our services will be adopted or that businesses, organizations or consumers will use the Internet for commerce and communication. If this market fails to develop, or develops more slowly than expected, or if the our services do not achieve market acceptance, our business, results of operations and financial condition would be materially and adversely affected.

         OUR INABILITY TO ESTABLISH ADDITIONAL TERRENAP(SM) DATA CENTERS OR EFFECTIVELY MANAGE OUR EXPANSION WOULD HAVE A MATERIAL ADVERSE EFFECT UPON OUR BUSINESS. The expansion of our operations through the opening of additional TerreNAP(SM) Data Centers in emerging markets is part of our strategy. To expand successfully, we must be able to assess markets, locate and secure new TerreNAP(SM) Data Center sites, install hardware, software and other equipment in and develop TerreNAP(SM) Data Center facilities, and attract carriers, Internet service providers and other customers to the new locations. To manage this expansion effectively, we must continue to improve our operational and financial systems and expand, train and manage our employee base and build a menu of managed services. We anticipate continuing to make significant investments in the NAP of the Americas and new

TerreNAP(SM) Data Centers and network infrastructure, product development, sales and marketing programs and personnel. Our inability to establish additional TerreNAP(SM) Data Centers or effectively manage our expansion would have a material adverse effect upon our business. Furthermore, if we were to become unable to continue leveraging third-party products in our services offerings, our product development costs could increase significantly. Finally, several of our customers are emerging growth companies that may have negative cash flows, and there is the possibility that we will not be able to collect receivables on a timely basis.

         IF WE DO NOT ATTRACT CUSTOMERS TO OUR NEW TERRENAP(SM) DATA CENTERS IN A TIMELY MANNER, OR AT ALL, OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED. Expenditures commence well before a TerreNAP(SM) Data Center opens, and it may take an extended period for us to approach break-even capacity utilization. As a result, we expect that individual TerreNAP(SM) Data Centers will experience losses for more than one year from the time they are opened. If we do not attract customers to new TerreNAP(SM) Data Centers in a timely manner, or at all, our business would be materially adversely affected. Growth in the number of our TerreNAP(SM) Data Centers is likely to increase the amount and duration of losses.

         OUR SUCCESS IS SUBSTANTIALLY DEPENDENT ON THE CONTINUED GROWTH OF OUR CUSTOMER BASE AND THE RETENTION OF OUR CUSTOMERS. Our ability to attract new customers will depend on a variety of factors, including the willingness of carriers to peer at our facilities, the willingness of businesses to outsource their mission-critical Internet operations, the reliability and cost-effectiveness of our services and our ability to effectively market such services. We intend to develop alternative distribution and lead generation relationships with potential channel partners. Any failure by us to develop these relationships could materially and adversely impact our ability to generate increased revenues, which would have a material adverse effect on our business, results of operations and financial condition.

         WE DEPEND ON A LIMITED NUMBER OF THIRD PARTY SUPPLIERS FOR KEY COMPONENTS OF OUR INFRASTRUCTURE, AND THE LOSS OF ONE OR MORE SUPPLIERS MAY SLOW OUR GROWTH OR CAUSE US TO LOSE CUSTOMERS. For example, the flywheel electrical generators that we use for power backup at the NAP of the Americas and the routers used as part of our peering infrastructure are available only from sole or limited sources in the quantities and quality demanded by us. We purchase these components and technology assistance pursuant to short term agreements with our infrastructure contractors. We do not carry inventories of components and we have no guaranteed supply or service arrangements with any of these vendors. Any failure to obtain required products or services on a timely basis, at an acceptable cost would impede the growth of our business, causing our financial condition to be materially and adversely affected. In addition, any failure of our suppliers to provide products or components that comply with evolving Internet standards, would materially and adversely affect our business, results of operations and financial condition.

         SYSTEM SECURITY RISKS COULD DISRUPT OUR SERVICES. The ability to provide secure transmissions of confidential information over networks accessible to the public is a significant problem for electronic commerce and communications. Despite a variety of network security measures taken by us, we cannot assure that unauthorized access, computer viruses, accidental or intentional actions and other disruptions will not occur. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the technology we use to protect confidential customer and end user data stored on or transmitted through our network. Recently, numerous computer viruses have circulated throughout the world. Our network and our customer sites are potentially vulnerable to these viruses, which could impair our ability to deliver services to our customers, which could harm our results of operations. We may in the future experience delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees of ours and others. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information, such as customer and Terremark Worldwide passwords as well as credit card and bank account numbers, stored in and transmitted through our computer systems or those of our customers. Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate this confidential information. As a result, we could become liable to others and lose existing or potential customers. If any of our customers are held liable for fraudulent credit card transactions, theft of data or other illegal activities that take place on our network, these customers or others may sue us for losses. Our insurance coverage may be insufficient to cover losses that may arise from these events. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive. In addition, the efforts to address these problems could result in interruptions, delays or cessation of service to our customers.

         GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES MAY HARM OUR BUSINESS. Laws and regulations directly applicable to communications and commerce over the Internet are becoming more prevalent. The United States Congress has considered enacting Internet laws regarding privacy, copyrights, taxation and the transmission of sexually explicit or offensive material. The European Union and other countries have enacted their own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel and taxation, apply to the Internet and our products and services. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online or through the Internet. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. We provide services over the Internet in many states in the United States and in some foreign countries, and we facilitate the activities of our customers in these jurisdictions. As a result we may be required to qualify to do business, or be subject to taxation, or be subject to other laws and regulations or liability, in these jurisdictions even if we do not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but we could find that we are subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect our business. In the future, should we undertake to directly provide regulated telecommunications services, we could find that we are subject to additional regulation, taxation and liabilities, which could have a material adverse affect on our business.

         WE CONDUCT BUSINESS INTERNATIONALLY WHICH SUBJECTS US TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. Accordingly, our future operating results could be materially adversely affected by a variety of factors, some of which are beyond our control, including currency exchange fluctuation, longer accounts receivable payment cycles and difficulty in collections, and in managing operations, taxes, restrictions on repatriation of earnings, regulatory, political or economic conditions in a specific country or region, trade protection measures and other regulatory requirements.

         IF WE DO NOT OBTAIN THE LICENSES AND APPROVALS NECESSARY IN ORDER TO EXPAND OUR SERVICES AND ENTER NEW MARKETS OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED. Proposed or actual regulations with respect to the Internet could also adversely impact our business. In addition, in order to be successful in emerging markets, we must be able to differentiate ourselves from our competition through our service offerings. There is no assurance that we will successfully differentiate ourselves or that the market will accept our services, or that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services. If we incur increased costs or are unable, for technical or other reasons, to develop and introduce new services or enhance existing services in a timely manner, or our products or services do not achieve market acceptance in a timely manner or at all, our business, results of operations and financial condition could be materially adversely affected.

         OUR RECURRING OPERATING LOSSES, NEGATIVE CASH FLOWS, AND LIQUIDITY DEFICIT, COMBINED WITH OUR CURRENT LACK OF CREDIT FACILITIES, RAISE SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN. Our consolidated financial statements as of March 31, 2001 have been prepared on the assumption that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Our independent auditors have issued a report dated July 9, 2001 stating that our recurring operating losses and liquidity deficit, raise substantial doubt as to our ability to continue as a going concern. Investors in our securities should review carefully our financial statements and the report of our independent accountants thereon. Our ability to continue as a going concern is dependent on several factors, including our ability to raise additional capital. There can be no assurance that any financing will be available through bank borrowings, debt or equity issuances, vendor lines of credit, or otherwise, on acceptable terms or at all. If future financing requirements are satisfied through the issuance of equity securities, investors may experience significant dilution both in terms of their percentage interest in the Company and the net book value per share of common stock. While we are actively seeking strategic solutions to our funding issue, there can be no assurance that we will be able to continue as a going concern.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the selling stockholders of any of the shares offered hereby. We will pay all of the costs of this offering.

                              SELLING STOCKHOLDERS

         The following table sets forth information with respect to the selling stockholders as of November 15, 2001. Except as otherwise disclosed, the selling stockholders do not have and within the past three years have not had any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling stockholders may offer all or some portion of the shares pursuant to this prospectus, we cannot give an estimate as to the number of shares that the selling stockholders will hold upon termination of any of these sales. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which it provided the information to us regarding its shares, in transactions exempt from the registration requirements of the Securities Act.

                                                                                 NUMBER OF SHARES      PERCENTAGE OF
                                       NUMBER OF SHARES                         BENEFICIALLY OWNED   SHARES BENEFICIALLY
                                         BENEFICIALLY       NUMBER OF SHARES      AFTER OFFERING        OWNED AFTER
        SELLING STOCKHOLDER               OWNED (1)             OFFERED               (1)(2)          OFFERING (1)(2)
-------------------------------        ----------------     ----------------    ------------------   --------------------
Manuel D. Medina                        33,527,730(3)            989,277            32,538,453             16.33
K.B. Technology Ventures, LLC            4,805,844             4,805,844                     0                 0
Joseph R. Wright, Jr.                    4,280,017(4)            423,373             3,856,644              1.94
Brian K. Goodkind                        2,582,644(5)             80,843             2,401,801              1.26
Guillermo Amore                          1,854,807(6)            100,000             1,754,807                 *
Probedel, S.A.                           1,480,522             1,480,522                     0                 0
Marvin Rosen                             1,384,150(7)            305,810             1,078,340                 *
Margui Family Partners, Ltd.             1,154,201             1,154,201                     0                 0
Alexandra Shiva                            926,441               926,441                     0                 0
Rachel L. Mellon                           909,256               909,256                     0                 0
Cupertino Electric, Inc.                   818,000               818,000                     0                 0
National Financial Services as
   Custodian for Aviva Budd,
   Beneficiary(8)                          742,187               161,687               580,500                 *
Diane S. Sanchez                           590,817(9)             90,817               500,000                 *
Howard Glicken(10)                         568,306               160,071               408,235                 *
Mo Ostin                                   506,124               506,124                     0                 0
Thomas H. Ginley                           499,451               499,451                     0                 0
William A. Haseltine                       490,629               490,629                     0                 0
Bernard R. Kossar                          330,840               230,840               100,000                 *
Kenneth J. Starr                           305,000(11)           100,000               205,000                 *
Kaufman Bros., L.P.                        300,000               300,000                     0                 0
Onevision Worldwide, LLC                   294,000               294,000                     0                 0
Carol Kossar                               264,886               164,886               100,000                 *
Miguel Rosenfeld                           245,463(12)           100,000               178,463                 *
T.F. Capital Ltd.                          242,884               242,884                     0                 0
Jose Maria Figueres-Olsen                  234,000(13)           100,000               134,000                 *
Seymour Sobel                              211,268               211,268                     0                 0
Greenhill Technology Investors L.P.        187,500               187,500                     0                 0
Kinetics Mechanical Services, Inc.         183,886               183,886                     0                 0
Joel A. Schleicher                         177,000(14)           100,000                77,000                 *
Fernando J. Valverde                       171,923               171,923                     0                 0
Timothy Elwes                              167,000(15)           100,000                67,000                 *
Bermello, Ajamil and Partners, Inc.        161,687               161,687                     0                 0
Adorno & Zeder, PA                         142,304               142,304                     0                 0
SA FLA II, L.P.                            141,868               141,868                     0                 0
Lynn Weiner                                107,582                74,850                32,732                 *
Rene Valverde                               95,681                73,681                22,000                 *
Mark L. Marion                              90,817                90,817                     0                 0
Stuart B. Stillman PC Pension
   Plan & Trust                             69,123                44,123                25,000                 *
Barrow Street Real Estate Fund,
   L.P.                                     62,500                62,500                     0                 0
James B. Metzger                            56,747                56,747                     0                 0
Builders Bank                               50,000                50,000                     0                 0
Jose Armas                                  39,297                39,297                     0                 0
Philip D. Turits                            29,415                29,415                     0                 0
Trophira, S.A.                              25,000                25,000                     0                 0
South Bay Construction, Inc.                13,000                13,000                     0                 0

-------------------
* Less than 1%

(1) Except as otherwise noted, we determine beneficial ownership in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. We treat shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of November 15, 2001, as outstanding for computing the percentage of the person holding such securities. Unless otherwise noted, each identified person or group possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. We treat shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days as outstanding only to determine the number and percent owned by such person or group.

(2) Assuming that all shares offered here are sold but no other securities held by the selling securityholder are sold.

(3) Mr. Medina is our Chairman, President and Chief Executive Officer. These include shares to which Mr. Medina has sole voting and investment power. Includes 1,087,817 shares of common stock underlying convertible debentures and 167,000 shares of common stock underlying stock options.

(4) Mr. Wright is a director. Includes 323,373 shares of common stock underlying convertible debentures and 3,367,000 shares of common stock underlying stock options.

(5) Mr. Goodkind is our Executive Vice President. Includes 80,843 shares of common stock underlying convertible debentures and 200,000 shares of common stock underlying stock options.

(6) Mr. Amore is a director. Includes 4,000 shares of common stock which are owned indirectly by Mr. Amore. Includes 1,131,807 shares of common stock underlying convertible debentures and 134,000 shares of common stock underlying stock options.

(7) Mr. Rosen is a director. Includes 305,810 shares of common stock underlying convertible debentures and 167,000 shares of common stock underlying stock options.

(8)      Ms. Budd is our Senior Vice President - Business Development.

(9) Ms. Sanchez is an employee. Includes 500,000 shares of common stock underlying stock options.

(10)     Mr. Glicken was an employee from June 2000 to December 2000.

(11) Mr. Starr is a director. Includes 134,000 shares of common stock underlying stock options and 100,000 shares underlying warrants.

(12) Mr. Rosenfeld is a director. Includes 167,000 shares of common stock underlying stock options.

(13) Mr. Figueres-Olsen is a director. Includes 134,000 shares of common stock underlying stock options.

(14) Mr. Schleicher is a director. Includes 167,000 shares of common stock underlying stock options.

(15) Mr. Elwes is a director. Includes 167,000 shares of common stock underlying stock options.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling stockholders which includes transferees among such selling stockholders, donees and pledgees receiving shares from them after the date of this prospectus. The selling stockholders have advised us that they may sell their shares offered here to purchasers directly. Alternatively, the selling stockholders may offer the shares to or through underwriters, brokers/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom they may act as agents. The selling stockholders and any underwriters, brokers/dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any profit realized by them on the sale of such shares and any discounts, commissions, concessions or other compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. This compensation may be in excess of that customary in the types of transactions involved. Shares issued upon conversion of the convertible debentures may not be sold or transferred prior to December 31, 2001.

         The selling stockholders have advised us that they may sell the shares in one or more transactions:

         -        at fixed prices;

         -        at market prices prevailing at the time of sale;

         -        at prices related to prevailing market prices; and/or

         - at varying prices determined at the time of sale or at negotiated prices.

         The sale of shares may be effected in transactions (which may involve crosses or block transactions):

         - on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

         -        in the over-the-counter market;

         - in transactions otherwise than on such exchanges or in the over-the-counter market; or

         -        through the writing of options.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Act may apply to their sales in the market.

         Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, which supplement will disclose:

         - the name of each such selling stockholder and of the participating broker-dealer(s);

         -        the number of shares involved;

         -        the price at which such shares were sold;

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;


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

         - that such broker-dealer(s) did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus; and

         -        such other facts as may be material to the transaction.

         Pursuant to our agreement with the selling stockholders, we will pay all expenses of the registration of the shares, including, without limitation, commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against certain civil liabilities, including certain liabilities under the Securities Act, or it will be entitled to the appropriate contribution.


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


                                  LEGAL MATTERS

         Greenberg Traurig, P.A., Miami, Florida, have passed upon the validity of the issuance of the shares being offered by this prospectus.


                                     EXPERTS

         The financial statements incorporated in this Registration Statement on Form S-3 by reference to the Annual Report on Form 10-K of Terremark Worldwide, Inc. for the year ended March 31, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.


                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the materials we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W. Washington D.C. 20549 and at the Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission, including us. The site's address is http://www.sec.gov. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.


                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information that we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below which have been filed with the Commission and any future filings made with the Commission under Sections 13(a), 13 (c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until we sell all the securities offered by this prospectus:

         1.       our quarterly report on Form 10-Q filed November 14, 2001;

         2.       our quarterly report on Form 10-Q filed August 14, 2001; and

         3.       our annual report on Form 10-K filed July 16, 2001.

         We have filed each of these documents with the Commission and they are available from the Commission's Internet site and public reference rooms described under "Where you can obtain additional available information about us" above. You may also request a copy of these filings, at no cost, by writing or calling us at the following address:

                                Jose E. Gonzalez
                                 General Counsel
                            Terremark Worldwide, Inc.
                             2601 S. Bayshore Drive
                          Coconut Grove, Florida 33133

         Telephone requests may be directed to Jose E. Gonzalez at (305)
856-3200.


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


                                17,394,822 SHARES
                            TERREMARK WORLDWIDE, INC.
                                  COMMON STOCK


                                   PROSPECTUS

                                February 5, 2002


         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, any information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.


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